UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 8, 2010

BRIGHAM EXPLORATION COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-34224	75-2692967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6300 Bridgepoint Pkwy, Bldg. Two, Suite 500, Austin, Texas	78730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 427-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

As previously reported, on September 13, 2010, Brigham Exploration Company (the “Company”) commenced a cash tender offer (the “Offer”) for any and all of the $160 million aggregate principal amount of its 9 5/8% Senior Notes due 2014 (the “9 5/8% Notes”) outstanding under the Indenture dated as of April 20, 2006, among the Company, the guarantors named therein, and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of September 27, 2010 (as supplemented, the “Indenture”).  Pursuant to the Offer, the Company purchased $154.4 million aggregate principal amount of the 9 5/8% Notes.  On October 8, 2010, the Company redeemed the remaining $5.6 million aggregate principal amount of the 9 5/8% Notes at a price of 104.813% of the principal amount thereof, plus accrued and unpaid interest on the 9 5/8% Notes to, but not including, the redemption date.  The Company used the net proceeds from the previously reported issuance and sale of $300 million aggregate principal amount of its 8 3/4% Senior Notes due 2018 to pay the purchase or redemption price of the 9 5/8% Notes.  As a result of the purchase or redemption of all the outstanding 9 5/8% Notes, the Indenture, the 9 5/8 Notes and related Notations of Guarantees have been terminated.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHAM EXPLORATION COMPANY
Date: October 12, 2010	By:	/s/ EUGENE B. SHEPHERD, JR.
Name: Eugene B. Shepherd, Jr.
Title: Executive Vice President & Chief Financial Officer